Exhibit 99.1
July 20, 2022
Fellow Shareholders,
Going forward, we will begin each quarterly earnings release with this shareholder letter format. I will share key takeaways from the quarter, highlight a consistent set of key performance indicators ("KPIs") for each operating segment, and explain any noteworthy events that impacted our results.

We will continue to hold a video/audio conference call the morning following the earnings release. With the level of detail and disclosure provided in this letter, we will do away with prepared remarks during our call. Instead, I will make a few opening comments and then open the call to questions.
I’ve always preferred talking to our investors face-to-face, and while that is not possible on a quarterly earnings call, this format should allow our calls to be more strategic for our shareholders.
CEO Thoughts
Overall Results:
For the second quarter of 2022, we earned net income to common stockholders of $43.4 million or $1.74 per diluted share. There were several notable items, which I detail at the end of this letter (beginning on page 8). In aggregate, these items increased our after-tax earnings by approximately $21.5 million and positively impacted fully diluted EPS by $0.86.

Triumph’s business is divided into three segments – payments, factoring and banking. These three segments are unique, but also symbiotic. Our banking segment (TBK Bank, SSB) first established our foundation of excellence around a governance and regulatory framework which has become the Gold Standard for our operations. It serves as a source of liquidity and capital to fuel the growth of our business. Our factoring segment (Triumph Business Capital [“TBC”]), was our first acquisition and has grown from humble beginnings to an industry leader in providing working capital and back office services to the trucking industry. It has become the proverbial Golden Goose for Triumph, generating consistent and market-leading earnings. The combination of these segments gave us the market insight and the internally generated capital to create and incubate TriumphPay, our payments segment. TriumphPay is more than just an outsourced payments provider – it is on a trajectory to become the payments network for the trucking industry. TriumphPay is, in my view, the Golden Ticket to drive future shareholder value creation.
Management Thinking Regarding the Answers to Important Questions:
From a long-term investor perspective, there are three primary questions I want to answer in this letter:

1.How are we progressing towards the goal of TriumphPay becoming the payments network for trucking?
2.What is the outlook for the trucking industry given that it is the largest contributor to Triumph's earnings potential?
3.How will Triumph’s balance sheet and earnings handle an extended inflationary environment, rising interest rates and a potential recession?
I will address each of these questions in this letter.
KPIs and Items of Investor Focus for TriumphPay & Triumph Business Capital:

In the tables below we outline the metrics that matter the most as it relates to our factoring and payments segments. Both segments use proprietary technology and advanced integration frameworks to create solutions for the trucking industry, which accounts for approximately $800 billion of U.S. GDP.

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	Current Quarter Q/Q		Current Year Y/Y
For the Qtr Ending						Change	% Change	Change	% Change
Triumph Business Capital:
Invoice Volume	1,725,721	1,604,012	1,669,387	1,535,321	1,401,695	121,709	7.6%	324,026	23.1%
Purchased Volume	$4,023,569,000	$4,041,883,000	$4,032,585,000	$3,531,811,000	$3,068,262,000	$(18,314,000)	(0.5)%	$955,307,000	31.1%
Average Transportation Invoice Size	$2,176	$2,401	$2,291	$2,195	$2,090	$(225)	(9.4)%	$86	4.1%
TriumphPay:
Invoice Volume	4,388,711	3,978,174	4,027,680	3,760,948	3,165,119	410,537	10.3%	1,223,592	38.7%
Payment Volume	$6,033,898,000	$5,700,849,000	$5,242,051,000	$4,191,424,000	$3,426,808,000	$333,049,000	5.8%	$2,607,090,000	76.1%
Conforming Invoice Volume	118,580	52,182	—	—	—	66,398	127.2%	118,580	N/A
Conforming Payment Volume	$253,312,046	$129,569,313	$—	$—	$—	$123,742,733	95.5%	$253,312,046	N/A
Number of Freight Brokers	566	558	554	532	482	8	1.4%	84	17.4%
Number of Factors	69	72	69	66	60	(3)	(4.2)%	9	15.0%
Payments Network:

In Q3 of 2021, we set a goal of processing $75 billion in freight market payment volume through TriumphPay by the end of 2024. That volume directionally corresponds to a $100 million revenue business that we expect to generate positive EBITDA. There is no magic to either that volume or revenue target; it is just a waypoint to measure our success in turning volume into revenue and revenue into profits.

Let’s use this as an opportunity to discuss what TriumphPay does for the industry. When we talk about “payments in trucking,” that can mean many things. For example, it might refer to shippers (i.e., companies who need products transported) paying brokers; shippers paying carriers; brokers paying carriers; carriers paying individual truck drivers and/or drivers paying vendors (e.g., fuel providers, lumpers, etc.). The supply chain in surface transportation is a massive and fragmented ecosystem. Of all the preceding payment flows, TriumphPay is engaged in facilitating payments on behalf of shippers and brokers to carriers and, where applicable, their factoring companies.

Moreover, there is more to TriumphPay’s product offering than making payments. We also provide presentment and audit services to our customers. All of these services are part of the lifecycle of a trucking invoice. Not all of our customers use all of our services, which is why we identify audit, payment and network (fully integrated) clients separately.

In our current state, we believe that the best way for us (and investors) to measure our progress is to talk in terms of gross payment processing volumes. We measure our payment processing metric quarterly, and as stated above, we have set a goal of a $75 billion run rate exiting 2024. The only transactions we count for purposes of calculating payment processing volume are those transactions where the parties use TriumphPay to process remittances. In almost all of those circumstances, TriumphPay handles the actual remittance of funds for payments we process. It is not, however, required. For example, Visa and Mastercard process trillions of dollars of transactions, but do not actually remit funds between parties – they are the network upon which the issuer banks make remittances. Like Visa and Mastercard, we earn fees for this service whether or not we make the remittance. If we make the remittance, we have the opportunity to capture float and additional fee revenue.
As a subset of our payment processing volume, we track conforming transactions. A conforming transaction occurs when a fully integrated TriumphPay payor receives an invoice from a fully integrated TriumphPay payee. These network transactions are facilitated through TriumphPay APIs with parties on both sides of the transaction using structured data; similar to how a credit card works at a point-of-sale terminal inside of a Visa or Mastercard network. The integrations largely automate the process and make it cheaper, faster and safer. In recognition of these benefits, we will charge a network fee tied to conforming transactions.

We also earn fees for our auditing services on billions of dollars of additional volume, but since we do not process the payment remittances, we do not count the associated volume in our payment volume totals. We consider that audit volume as a revenue source and a warm lead for additional payment processing growth.
In addition to the fees described above, TriumphPay also earns revenue on behalf of shipper and broker clients for whom we facilitate quickpays. If the payor customer does not desire to hold the quickpay on its balance sheet, TriumphPay will hold those receivables on our balance sheet or may in the future syndicate those receivables to third parties for a fee. You can see this in our payment segment reporting. For those receivables we hold on our balance sheet, we earn interest income.
Again, when we talk about the $75 billion volume target, we are referring to the dollar volume of payments processed and we do not include audit-only services. When we talk about $100 million revenue, we are describing the total revenue from all sources described above. As TriumphPay matures, we expect to identify additional opportunities to create value and generate revenue.

Beyond the $75 billion / $100 million interim goals, there is the ultimate goal of processing the dominant market share of payments in surface transportation through our network. Many payments companies in other industries target a long-term goal within their total addressable market that is less than what we facilitate in ours today. Even so, we still see a long runway of growth on the horizon. Because we are still in the early stages of penetrating the market at scale, our growth will be non-linear due to the timing nuances and larger volumes of any new Tier 11 brokers or shippers joining the payments network. We talk about “Tier 1” brokers, factors and shippers because those are the largest players in the market. The top 30 (“Tier 1”) freight brokers handle approximately 40% of all of brokered freight. The top 20 (“Tier 1”) factors handle approximately 75% of all factoring in trucking. Bringing those parties into the network has the largest economic effect and creates momentum for others to join TriumphPay, which is why we report it as a KPI. Beyond Tier 1s, we consistently add other companies into the payments network every quarter. It is our desire for the network to be “invisible” and “ubiquitous.” By that we mean we intend for it to become an embedded function in the presentment, audit and payment of invoices in the trucking industry for the largest and the smallest players. It is due to the embedded nature of TriumphPay that we believe the revenue it generates will be very durable and profitable at scale, similar to other established payment networks.

The chart below demonstrates how we are tracking toward our initial goal of $75 billion in freight payment volume. For the quarter ended June 30, 2022, our annualized volumes totaled approximately $24.1 billion, or roughly 32% of our initial goal. Year to date June 30, 2022 adjusted annualized revenue was just over $31.2 million, which is approximately 31% of our initial goal.
*June 30, 2022 excludes deferred revenue of $0.4 million and $7.0 million net gain on minority investment mark-to-market.

Q2 2022 adjusted annualized revenue declined by only 1.2% from Q1 2022 as invoice sizes declined by 4%. The decline in invoice prices was partially offset by volume growth.

Overall, we have 566 brokers, 48 shippers and 69 factors using TriumphPay services. The overall factor count declined slightly due to industry consolidation with a few factoring clients being acquired during recent quarters. In total, TriumphPay processed approximately 4.4 million invoices paying just under 137,000 distinct carriers. We have now paid 183,000 distinct carriers in the last 12 months, which we believe to be approximately 75% of the active for-hire trucking universe. Second quarter payments processed totaled approximately $6.0 billion, a 5.8% increase over the prior quarter, and a 76.1% increase from Q2 2021. Invoice prices have decreased from record highs during the last quarter, which influences payment volume totals. Since invoice pricing is outside of our control, we also report invoice unit volumes as a KPI. Invoice unit volumes can also be affected by macroeconomic factors, but are not as volatile as invoice prices, and are thus a more market neutral indicator of growth within TriumphPay. Actual invoice volumes were up 10.3% over the prior quarter and 38.7% over 2Q 2021.

1A Tier 1 broker or shipper is defined as a company that moves more than $500 million of freight spend in a given year.

Of those gross totals above, conforming transactions totaled 118,580 invoices and $253 million. As of the end of the quarter, we were processing 2,000 invoices per day, or about $4.2 million in payment volume, as conforming transactions. We now have 49 brokers and 20 factors processing conforming transactions, including 5 of the Tier 1 factors and 2 of the Tier 1 brokers. Over time, we expect more of our existing audit and payment volume to become conforming transactions, and we continue adding new participants onto the network, as well.

Selected TriumphPay Clients:

We continue to engage with Tier 1 factors, brokers and shippers, to join our payments network with positive traction. Last quarter, I stated that we had four Tier 1 brokers in the integration queue, three of whom were new customers of TriumphPay2. That integration work continues - our current pipeline has over $15 billion in annualized volume to add to the network. That volume will come in future quarters, but the specific timing is hard to predict due to the uniqueness of each client and the complexity of the integration process. Each Tier 1 broker that we onboard will create a step-change in payment volume growth.
Beyond new participants and volume growth, there is the important question of revenue. The chart below demonstrates revenue cohorts for TriumphPay. Each year tracks the revenue of the companies added to the platform during that year, and then tracks those same companies through subsequent years. This chart demonstrates the compelling value proposition of our payments network – the long-term nature of these customer relationships, as well as the continued growth in revenue, is extremely attractive.

2 Of the four Tier 1 brokers in the integration queue, one is a current TriumphPay customer, for audit only, and who will become a fully integrated client, for purposes of payment processing volume and conforming transactions.

The substantial jump in revenue from 2021's cohort in 2022 is reflective of a full year of HubTran's3 transition to the TriumphPay platform. We prioritized volume growth in 2021 and 2022 over revenue growth to achieve critical mass. We expect monetization of the network to become more evident in 2023 and expand through 2024.

Annual Revenue by Cohort
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$-
in thousands
2019
2020
2021
2022
2019
2020
2021
2022 Annualized*

*Excludes YTD deferred revenue of $0.4 million and $7.0 million net gain on minority investment mark-to-market

In conclusion, the answer to the first question is that TriumphPay is well on its way to becoming the payments network for trucking and, in so doing, generate significant value for our company.
Factoring:

Despite a lot of bad press about the state of the trucking industry, TBC continued to produce strong results. The dollar volume of invoices purchased during the quarter was $4.0 billion, a 31.1% increase over the second quarter of 2021. That’s an annualized run-rate of approximately $16.1 billion in purchases. Average trucking invoice sizes were $2,176 for the quarter, down $225 from Q1 of 2022. TBC purchased approximately 1.7 million invoices, up 7.6% from the prior quarter and a 23.1% increase over the second quarter of 2021. The actual decline quarter over quarter in invoice prices has been muted by rising diesel prices. The spot market is a real time indicator that re-prices daily and thus automatically adjusts for fuel costs. With fuel prices remaining elevated for the foreseeable future, we expect average invoice sizes to stay close to current levels, but we could see volumes decrease if the
3 We acquired HubTran, Inc. on June 1, 2021. HubTran provided a best-in-class audit solution to TriumphPay and a team of software professionals well-versed in the trucking industry.

environment becomes more recessionary. For near real time data, we can report that from the close of Q2 through the week ending July 17th, the average trucking invoice size was $2,141, relatively flat with June's average.

*On July 8, 2020, we acquired $107.5 million of factored receivables from Transport Financial Solutions. On June 2, 2018, we acquired $131.0 million of transportation factoring assets via the acquisition of Interstate Capital Corporation and certain of its affiliates.

It is an active industry debate to answer the second question – what is the outlook for trucking – with certainty due to the number of countervailing forces at play. We have not seen the meltdown predicted by some economists, but it is possible that it is yet to come. We are all getting a steady diet of bad headlines from record inflation to global conflict, and yet the market is still moving a lot of freight and invoices (i.e., revenue per mile) are near historical highs. While there is definitely softening on dry van lanes that are most closely associated with consumer demand, we are not seeing changes in tonnage or volumes on flat-bed, refrigerated units or non-consumer dry van lanes. Thinly capitalized trucking companies may struggle or fail during the second half of this year, but we believe that supply is still tight and new equipment is still in short supply due to supply chain issues. Considering those facts, we are (very) cautiously optimistic for a relatively flat market through the end of the year.

It is our job to serve our customers in the boom times and during recessions. We’ve enjoyed favorable tailwinds for a couple years, and while the breeze has slowed, we still don’t see abrupt storms on the horizon. If these headwinds arrive, we’ll tack accordingly.

Banking:

The bank segment provides the balance sheet strength, steady stream of earnings and the regulatory/fiduciary/control environment that balances our risk profile. It is for these reasons and for liquidity purposes that several payments companies have obtained banking charters - Adyen and Square to name a few. For Triumph, the bank came first and stands on its own, but it also provides benefits to our payments network that are very difficult for non-bank competitors to replicate. It is also the foundation of credibility that allows Tier 1 players to be comfortable outsourcing their payments to us.

Our banking segment made progress on three important priorities in Q2: gathering high-quality deposits, becoming more capital efficient and maintaining high credit quality. Despite sharply higher interest rates, we have not seen meaningful competitive pressure on rates and have been able to maintain a very low cost of funds in our core deposit portfolio. High-quality deposit balances (e.g. checking and savings) increased over $100 million during the quarter, and rates paid on these balances were unchanged at 9 bps in Q2. Our liquidity position also enabled us to unwind the funding associated with a terminated interest rate swap, recognizing an $8.9 million gain on the transaction during the quarter.

Current as of June 30, 2022 and Changes From June 30, 2019(*):

Deposit Composition ($ in millions)

Other Brokered
$—
0.0%
Brokered CDs
$216
4.5%
CDs
$438
9.2%
IRAs
$80
1.7%
Savings
$544
11.4%
Transactional Deposits***
$4.0B
MMDA
$539
11.3%
IB Demand
$879
18.4%
NIB Demand
$2,085
43.6%

(in billions**)
$2.1
$3.4
$3.8
$3.8
$0.4
$3.6
$4.0
2Q19
2Q21
3Q21
4Q21
1Q22
2Q22
Transactional Deposits*
Deposits Held for Sale

Transactional Deposits ↑	Transactional deposits up 95.1%
Non-Interest Bearing Deposits ↑	Non-interest bearing demand up $1.4 billion from 19% to 44% of deposit base
Cost of Deposits ↓	Cost of total deposits down by 80% from 1.14% to 0.23%

* June 30, 2019 is the quarter end prior to the strategic shift we announced during the second half of 2019.
**1Q22 balances adjusted to include deposits moved to deposits held for sale in anticipation of branch sales in 2022. The deposits were transferred back to held for investment in 2Q22.
***Transactional deposits defined as noninterest and interest bearing checking, money market and savings deposits.

Regarding capital efficiency, we placed heightened emphasis on freeing up capital from our banking segment to redeploy in our factoring and payments segments and also for the potential of repurchasing more of our shares. First, we sold approximately $190 million of equipment loans to a regional bank, resulting in a $3.9 million gain. We retained the servicing for these loans, and we will continue to serve these customers in the future. We believe that this sale achieves healthy risk diversification and demonstrates the quality of credit in our equipment portfolio. It also sets a precedent for us to repeatedly sell or securitize assets in the future, thereby enabling us to serve a broader portion of the trucking industry without materially growing our balance sheet.

A second capital efficiency initiative was the sale of the general factoring portfolio, which is in our factoring segment but discussed here. This sale closed at the end of the quarter. We have chosen to narrow our focus in factoring to the trucking industry for purposes of efficiency and mitigation of risk that comes from handling invoices in industries we do not know as well as trucking.

A third capital efficiency initiative was the potential sale of several branches that we announced at the end of the first quarter. After the announcement, we ceased discussions with the prospective buyer after determining that the sale was no longer in the best interests of our shareholders, team members or clients. We have therefore ceased our marketing efforts and elected to retain those branches.

Regarding credit quality, we continue to benefit from the strategic shift we implemented three years ago. At that time, we decided to limit our balance sheet growth and ceased doing community bank acquisitions. We asked our community bankers to allow most credit-only relationships to run off, focusing instead on full relationships that include meaningful deposits and fee opportunities. We did this because we thought we could generate more value by focusing our growth in segments where we are truly differentiated. Since that time, we have intentionally avoided long-dated extensions of credit and hyper-competitive lending opportunities. As a result, our credit quality is as clean as it has ever been, which is a welcome thought as we move into a more challenging economic environment.

As a result of this discipline, I believe that the answer to the third question - regarding the outlook for our credit quality in light of rising interest rates and potential recessionary environment – is a net positive. The short duration of our loan book, conservative LTVs and limited exposure to consumer credit in our portfolio positions us well to handle worsening economic conditions. We have stress tested our loan portfolio against higher inflation, higher interest rates and recessionary risks along with potential reductions in collateral values. We have excess capital to handle modeled losses in the most adverse scenarios in our test and still remain well capitalized. While no one wants to go through this exercise in the real world, we remain comfortable with our ability to withstand the combined effects of these risks without changing our current risk management policies and processes.

Notable items impacting Q2 financial results:

Share repurchase program – During the quarter we completed our $50 million share repurchase program authorized in February, 2022, repurchasing just under 695,000 shares of common stock at an average price of $70.02 per share. Following the completion of this program, the board of directors has authorized a share repurchase program of up to an additional $75 million of the Company’s common stock. We have not yet purchased shares under the new authorization.

Gain on sale of general factoring portfolio – During Q2, we completed the disposition of a significant portion of our general factoring portfolio and recognized a $13.2 million gain on the transaction. This sale was consistent with our strategy of narrowing our focus to trucking. The after-tax impact was approximately $10.0 million, or about $0.40 per share. A small portion of that portfolio remains held for sale, and we expect to complete the disposition in the third quarter.

Minority investment mark-to-market – In 2019, we made an $8.0 million minority equity investment in Warehouse Solutions Inc., d/b/a Intelligent Audit ("IA"). In that transaction, we purchased 8% of IA's common stock and received warrants to purchase an additional 10% at a later date. Our carrying value of this investment did not change materially since inception. During the quarter, we entered into two separate agreements with IA. The first agreement canceled our outstanding warrants and modified the structure of our operating agreement to be consistent with TriumphPay operating as an open loop payments network. This resulted in us writing off the $3.2 million book value of our warrants. Separately, we entered into an agreement to purchase an additional 10% of IA's common stock for $23 million, bring our ownership in IA's common stock to 18%. In light of market factors and IA’s growth since the original investment, the valuation of the additional 10% investment caused us to mark our initial 8% investment to market value, resulting in a pre-tax gain of $10.2 million. The net result was a pretax gain of $7.0 million on the investment. The after-tax impact was approximately $5.2 million, or about $0.21 per share.

Termination of interest rate swap – In mid-2020, we entered into an interest rate swap that provided protection against rising rates. We terminated that swap in March of this year as we judged the risk environment to be more balanced and we did not anticipate materially growing our balance sheet. In June, we terminated the funding that was associated with the swap and as a result recognized a gain of $8.9 million in non-interest income during the second quarter. This gain, which is reflected as other non-interest income on our financial statements, was partially offset by approximately $730,000 of termination costs that ran through interest expense. The total after-tax impact on Q2 earnings was approximately $6.1 million, or about $0.25 per share.

Gain on the sale of equipment loans – We sold approximately $190 million of equipment loans, resulting in a $3.9 million gain in non-interest income. We continue to service those loans and maintain the customer relationships. We executed on this sale to (i) free up regulatory capital ahead of any technology investments or share repurchases, (ii) diversify our risk exposure and (iii) to create a pipeline and a track record to counterparties who wish to purchase participations from us going forward. The after-tax impact was approximately $3.0 million, or about $0.12 per share. If we were not to redeploy these proceeds at all, we would expect a reduction in net interest income of about $3.3 million over the second half of 2022 and another $3.9 million over the full year 2023. The loans we sold were fully amortizing loans with about 3.5 years remaining on average.

Strategic equity grant (“SEG”) – As a result of the notable items above, the SEG expense required an adjustment this quarter to true-up the accrual life-to-date on the plan. That adjustment increased salaries and benefits expenses by about $3.4 million. The after-tax impact was approximately $2.6 million, or about $0.11 per share. Through Q2 2022, our 10 quarter EPS is $9.54, or $9.93 excluding

SEG expenses, and we've accrued $12.5 million, in total, for the program since inception. We expect our run rate SEG accrual expense, through the end of the year, to be approximately $1.4 million per quarter. The program terminates at the end of 2022.

The purpose of the SEG was to align a broad cross section of our leadership team with a material strategic shift to our business model. Beginning in 2020, this transformation required many of our business units to restrain their growth, which is generally an anathema in the bankers and confusing to investors. This pivot has had demonstrable impact on our performance metrics. Comparing this quarter to the 4th quarter of 2019:

•EPS in the 4th quarter of 2019 was $0.66 per share. For each of the last five quarters, our EPS has been over $0.90.
•NIM improved 34% from 5.72% to 7.68%.
•Transactional deposits improved approximately 80% from $2.25 billion to $4.05 billion. We have grown non-interest bearing deposits (“NIB”) by about $1.3 billion and shifted the mix of NIB from 21% of total deposits to just under 44% today with minimal addition to our physical branch network.
•We have grown retained earnings by almost $237 million.
•Our shares outstanding have decreased by about 507,000 and in that period we have repurchased just under 1.6 million shares at a blended price of $54.10 per share.
What, in my opinion, makes those metrics even more impressive is that we’ve accomplished it all while cumulatively investing almost $165 million into TriumphPay over the same period.

Assets held for sale – During the first quarter, we moved assets and liabilities related to 15 branches to held for sale in anticipation of a disposition. Our negotiations with the potential acquirer ended in the second quarter. Rather that consummate what we judged to be a poor deal for our shareholders, we elected to terminate the process and will continue to operate these branches for the foreseeable future. We have returned those assets and liabilities back to their normal place on our balance sheet and re-established the allowance for credit loss for these loans. In addition, we recorded approximately $750,000 of deal related and incremental compensation expense associated with the potential transaction. The after-tax impact was approximately $560,000, or about $0.02.

Credit loss expense – As a result of the repatriating the branch loans to the held for investment section of our balance sheet and the sale of the equipment finance portfolio, we experienced a net benefit to credit loss expense in the quarter of approximately $500,000. The after-tax impact was approximately $380,000, or about $0.01 per share.

USPS litigation – We continue to pursue the United States Postal Service for the $19.4 million misdirected payments committed during the fall of 2020. Based on our legal analysis and discussions with our counsel advising us on this matter, we continue to believe it is probable that we will prevail in such action and that the USPS will have the capacity to make payment on such receivable. Consequently, we have not reserved for such balance as of June 30, 2022. We have no other updates currently.

Expense guidance - Our expectations for the third quarter expenses are approximately $85 million, inclusive of the SEG expense noted above.

I hope investors find this new format informative and useful. Over the course of the year, we will add additional metrics for TriumphPay that will further align that business’ reporting with payments and SAAS peers.
With warm regards-
Aaron P. Graft Founder, Vice Chairman and CEO

Conference Call Information
Aaron P. Graft, Vice Chairman and CEO and Brad Voss, CFO will review the financial results in a conference call for investors and analysts beginning at 7:00 a.m. Central Time on Thursday, July 21, 2022.
The live video conference option may be accessed directly through this link, https://triumph-bancorp-earnings.open-exchange.net/registration, or via the Company's website at www.triumphbancorp.com through the Investor Relations, News & Events, Webcasts and Presentations links. Alternatively, a live conference call option is available by dialing 1-800-343-4849 (International:

+1-785-424-1699) requesting to be joined to conference ID “Triumph” at the operator prompt. An archive of this conference call will subsequently be available at this same location, referenced above, on the Company’s website.
About Triumph
Triumph Bancorp, Inc. (Nasdaq: TBK) is a financial holding company headquartered in Dallas, Texas, offering a diversified line of payments, factoring, and banking services. www.triumphbancorp.com
Forward-Looking Statements
This letter to shareholders contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: business and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market areas; the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; our ability to maintain our historical earnings trends; changes in management personnel; interest rate risk; concentration of our products and services in the transportation industry; credit risk associated with our loan portfolio; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; time and effort necessary to resolve nonperforming assets; inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates; risks related to the integration of acquired businesses, including our acquisition of HubTran Inc. and developments related to our acquisition of Transport Financial Solutions and the related over-formula advances, and any future acquisitions; our ability to successfully identify and address the risks associated with our possible future acquisitions, and the risks that our prior and possible future acquisitions make it more difficult for investors to evaluate our business, financial condition and results of operations, and impairs our ability to accurately forecast our future performance; lack of liquidity; fluctuations in the fair value and liquidity of the securities we hold for sale; impairment of investment securities, goodwill, other intangible assets or deferred tax assets; our risk management strategies; environmental liability associated with our lending activities; increased competition in the bank and non-bank financial services industries, nationally, regionally or locally, which may adversely affect pricing and terms; the accuracy of our financial statements and related disclosures; material weaknesses in our internal control over financial reporting; system failures or failures to prevent breaches of our network security; the institution and outcome of litigation and other legal proceedings against us or to which we become subject; changes in carry-forwards of net operating losses; changes in federal tax law or policy; the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and their application by our regulators; governmental monetary and fiscal policies; changes in the scope and cost of FDIC, insurance and other coverages; failure to receive regulatory approval for future acquisitions; and increases in our capital requirements.
While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Triumph’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 14, 2022.
Non-GAAP Financial Measures
This letter to shareholders includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided at the end of this letter to shareholders.

The following table sets forth key metrics used by Triumph to monitor our operations. Footnotes in this table can be found in our definitions of non-GAAP financial measures at the end of this document.

	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Financial Highlights:
Total assets	$5,955,507	$6,076,434	$5,956,250	$6,024,535	$6,015,877	$5,955,507	$6,015,877
Loans held for investment	$4,435,366	$4,724,078	$4,867,572	$4,782,730	$4,831,215	$4,435,366	$4,831,215
Deposits	$4,780,924	$4,331,786	$4,646,679	$4,822,575	$4,725,450	$4,780,924	$4,725,450
Net income available to common stockholders	$43,390	$23,528	$25,839	$23,627	$27,180	$66,918	$60,302

Performance Ratios - Annualized:
Return on average assets	3.02%	1.69%	1.77%	1.61%	1.84%	2.36%	2.06%
Return on average total equity	20.08%	11.20%	12.41%	11.85%	14.27%	15.67%	16.28%
Return on average common equity	20.78%	11.41%	12.71%	12.13%	14.70%	16.13%	16.85%
Return on average tangible common equity (1)	30.63%	17.02%	19.41%	19.21%	20.92%	23.91%	23.52%
Yield on loans(2)	8.79%	8.60%	8.68%	7.92%	7.77%	8.69%	7.51%
Cost of interest bearing deposits	0.41%	0.23%	0.27%	0.27%	0.31%	0.32%	0.36%
Cost of total deposits	0.23%	0.14%	0.16%	0.16%	0.20%	0.19%	0.24%
Cost of total funds	0.40%	0.28%	0.29%	0.38%	0.34%	0.34%	0.38%
Net interest margin(2)	7.68%	7.68%	7.66%	6.69%	6.47%	7.68%	6.27%
Net non-interest expense to average assets	2.76%	4.68%	4.56%	4.00%	3.75%	3.71%	3.45%
Adjusted net non-interest expense to average assets (1)	2.76%	4.68%	4.56%	4.00%	3.55%	3.71%	3.35%
Efficiency ratio	59.23%	70.65%	70.16%	70.13%	67.96%	64.10%	65.36%
Adjusted efficiency ratio (1)	59.23%	70.65%	70.16%	70.13%	65.09%	64.10%	63.87%

Asset Quality:(3)
Past due to total loans	2.47%	2.73%	2.86%	2.31%	2.28%	2.47%	2.28%
Non-performing loans to total loans	0.95%	0.94%	0.95%	0.90%	1.06%	0.95%	1.06%
Non-performing assets to total assets	0.83%	0.87%	0.92%	0.86%	0.97%	0.83%	0.97%
ACL to non-performing loans	103.51%	93.62%	91.20%	95.75%	88.92%	103.51%	88.92%
ACL to total loans	0.98%	0.88%	0.87%	0.86%	0.95%	0.98%	0.95%
Net charge-offs to average loans	—%	0.03%	—%	0.08%	0.01%	0.04%	0.86%

Capital:
Tier 1 capital to average assets(4)	11.76%	11.82%	11.11%	10.43%	9.73%	11.76%	9.73%
Tier 1 capital to risk-weighted assets(4)	13.04%	11.96%	11.51%	11.06%	10.33%	13.04%	10.33%
Common equity tier 1 capital to risk-weighted assets(4)	11.35%	10.40%	9.94%	9.45%	8.74%	11.35%	8.74%
Total capital to risk-weighted assets	15.91%	14.53%	14.10%	13.69%	12.65%	15.91%	12.65%
Total equity to total assets	14.68%	14.59%	14.42%	13.62%	13.17%	14.68%	13.17%
Tangible common stockholders' equity to tangible assets(1)	9.83%	9.86%	9.46%	8.63%	8.04%	9.83%	8.04%

Per Share Amounts:
Book value per share	$33.91	$33.45	$32.35	$30.87	$29.76	$33.91	$29.76
Tangible book value per share (1)	$22.84	$22.75	$21.34	$19.73	$18.35	$22.84	$18.35
Basic earnings per common share	$1.78	$0.95	$1.04	$0.95	$1.10	$2.72	$2.44
Diluted earnings per common share	$1.74	$0.93	$1.02	$0.94	$1.08	$2.66	$2.39
Adjusted diluted earnings per common share(1)	$1.74	$0.93	$1.02	$0.94	$1.17	$2.66	$2.48
Shares outstanding end of period	24,457,777	25,161,690	25,158,879	25,123,342	25,109,703	24,457,777	25,109,703

Unaudited consolidated balance sheet as of:

(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
ASSETS
Total cash and cash equivalents	$724,237	$413,704	$383,178	$532,764	$444,439
Securities - available for sale	215,909	191,440	182,426	164,816	193,627
Securities - held to maturity, net	4,335	4,404	4,947	5,488	5,658
Equity securities	5,050	5,085	5,504	5,623	5,854
Loans held for sale	6	607	7,330	26,437	31,136
Loans held for investment	4,435,366	4,724,078	4,867,572	4,782,730	4,831,215
Allowance for credit losses	(43,407)	(41,553)	(42,213)	(41,017)	(45,694)
Loans, net	4,391,959	4,682,525	4,825,359	4,741,713	4,785,521
Assets held for sale	24,405	260,085	—	—	—
FHLB and other restricted stock	6,169	12,196	10,146	4,901	8,096
Premises and equipment, net	105,293	91,725	105,729	104,311	106,720
Other real estate owned ("OREO"), net	168	383	524	893	1,013
Goodwill and intangible assets, net	270,666	269,119	276,856	280,055	286,567
Bank-owned life insurance	41,278	41,141	40,993	41,540	41,912
Deferred tax asset, net	13,117	10,174	10,023	—	—
Indemnification asset	4,377	4,582	4,786	4,786	5,246
Other assets	148,538	89,264	98,449	111,208	100,088
Total assets	$5,955,507	$6,076,434	$5,956,250	$6,024,535	$6,015,877
LIABILITIES
Non-interest bearing deposits	$2,085,249	$1,859,376	$1,925,370	$2,020,984	$1,803,552
Interest bearing deposits	2,695,675	2,472,410	2,721,309	2,801,591	2,921,898
Total deposits	4,780,924	4,331,786	4,646,679	4,822,575	4,725,450
Deposits held for sale	1,410	377,698	—	—	—
Customer repurchase agreements	11,746	2,868	2,103	11,990	9,243
Federal Home Loan Bank advances	30,000	230,000	180,000	30,000	130,000
Payment Protection Program Liquidity Facility	—	—	27,144	97,554	139,673
Subordinated notes	107,377	107,169	106,957	106,755	87,620
Junior subordinated debentures	40,876	40,737	40,602	40,467	40,333
Deferred tax liability, net	—	—	—	982	3,333
Other liabilities	108,893	99,511	93,901	93,538	87,837
Total liabilities	5,081,226	5,189,769	5,097,386	5,203,861	5,223,489
EQUITY
Preferred Stock	45,000	45,000	45,000	45,000	45,000
Common stock	283	283	283	282	282
Additional paid-in-capital	524,636	516,551	510,939	499,282	494,224
Treasury stock, at cost	(156,924)	(106,105)	(104,743)	(104,600)	(104,486)
Retained earnings	466,269	422,879	399,351	373,512	349,885
Accumulated other comprehensive income (loss)	(4,983)	8,057	8,034	7,198	7,483
Total stockholders' equity	874,281	886,665	858,864	820,674	792,388
Total liabilities and equity	$5,955,507	$6,076,434	$5,956,250	$6,024,535	$6,015,877

Unaudited consolidated statement of income:

	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Interest income:
Loans, including fees	$44,131	$40,847	$43,979	$44,882	$45,988	$84,978	$94,694
Factored receivables, including fees	60,026	61,206	62,196	50,516	47,328	121,232	85,123
Securities	1,329	1,178	1,438	1,126	1,187	2,507	2,837
FHLB and other restricted stock	34	76	25	28	27	110	103
Cash deposits	787	128	141	183	158	915	284
Total interest income	106,307	103,435	107,779	96,735	94,688	209,742	183,041
Interest expense:
Deposits	2,706	1,561	1,907	1,948	2,470	4,267	5,842
Subordinated notes	1,302	1,299	1,297	2,449	1,350	2,601	2,699
Junior subordinated debentures	556	454	444	443	446	1,010	888
Other borrowings	315	42	74	124	140	357	310
Total interest expense	4,879	3,356	3,722	4,964	4,406	8,235	9,739
Net interest income	101,428	100,079	104,057	91,771	90,282	201,507	173,302
Credit loss expense (benefit)	2,901	501	2,008	(1,187)	(1,806)	3,402	(9,651)
Net interest income after credit loss expense (benefit)	98,527	99,578	102,049	92,958	92,088	198,105	182,953
Non-interest income:
Service charges on deposits	1,664	1,963	2,050	2,030	1,857	3,627	3,644
Card income	2,080	2,011	2,470	2,144	2,225	4,091	4,197
Net OREO gains (losses) and valuation adjustments	18	(132)	29	(9)	(287)	(114)	(367)
Net gains (losses) on sale of securities	2,514	—	—	4	1	2,514	1
Net gains (losses) on sale of loans	17,269	(66)	140	377	1,019	17,203	2,588
Fee income	6,273	5,703	5,711	5,198	4,470	11,976	6,719
Insurance commissions	1,346	1,672	1,138	1,231	1,272	3,018	2,758
Other	16,996	(30)	2,721	1,080	3,339	16,966	8,647
Total non-interest income	48,160	11,121	14,259	12,055	13,896	59,281	28,187
Non-interest expense:
Salaries and employee benefits	54,257	46,284	52,544	43,769	41,658	100,541	77,638
Occupancy, furniture and equipment	6,507	6,436	6,194	6,388	6,112	12,943	11,891
FDIC insurance and other regulatory assessments	382	411	288	353	500	793	1,477
Professional fees	3,607	3,659	2,633	2,362	5,052	7,266	7,597
Amortization of intangible assets	3,064	3,108	3,199	3,274	2,428	6,172	4,403
Advertising and promotion	1,785	1,202	1,640	1,403	1,241	2,987	2,131
Communications and technology	9,820	9,112	7,844	7,090	6,028	18,932	11,928
Other	9,185	8,352	8,662	8,174	7,779	17,537	14,625
Total non-interest expense	88,607	78,564	83,004	72,813	70,798	167,171	131,690
Net income before income tax	58,080	32,135	33,304	32,200	35,186	90,215	79,450
Income tax expense	13,888	7,806	6,664	7,771	7,204	21,694	17,545
Net income	$44,192	$24,329	$26,640	$24,429	$27,982	$68,521	$61,905
Dividends on preferred stock	(802)	(801)	(801)	(802)	(802)	(1,603)	(1,603)
Net income available to common stockholders	$43,390	$23,528	$25,839	$23,627	$27,180	$66,918	$60,302

Earnings per share:

	For the Three Months Ended					Six Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Basic
Net income to common stockholders	$43,390	$23,528	$25,839	$23,627	$27,180	$66,918	$60,302
Weighted average common shares outstanding	24,427,270	24,800,771	24,786,720	24,759,419	24,724,128	24,612,988	24,699,754
Basic earnings per common share	$1.78	$0.95	$1.04	$0.95	$1.10	$2.72	$2.44

Diluted
Net income to common stockholders - diluted	$43,390	$23,528	$25,839	$23,627	$27,180	$66,918	$60,302
Weighted average common shares outstanding	24,427,270	24,800,771	24,786,720	24,759,419	24,724,128	24,612,988	24,699,754
Dilutive effects of:
Assumed exercises of stock options	89,443	107,359	124,462	121,110	134,358	99,402	133,219
Restricted stock awards	144,526	237,305	236,251	141,204	139,345	189,492	156,029
Restricted stock units	85,934	86,099	87,605	74,268	73,155	91,236	70,236
Performance stock units - market based	115,825	139,563	150,969	131,346	134,313	127,694	131,240
Performance stock units - performance based	—	—	—	—	—	—	—
Employee stock purchase plan	3,575	771	4,726	616	3,708	2,173	2,563
Weighted average shares outstanding - diluted	24,866,573	25,371,868	25,390,733	25,227,963	25,209,007	25,122,985	25,193,041
Diluted earnings per common share	$1.74	$0.93	$1.02	$0.94	$1.08	$2.66	$2.39
Shares that were not considered in computing diluted earnings per common share because they were antidilutive or have not met the thresholds to be considered in the dilutive calculation are as follows:

	For the Three Months Ended					Six Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Stock options	52,878	12,911	—	16,939	16,939	52,878	16,939
Restricted stock awards	6,348	8,463	8,463	—	—	6,348	209,040
Restricted stock units	15,000	15,000	15,000	—	—	15,000	17,757
Performance stock units - market based	45,296	—	—	12,020	13,520	45,296	13,520
Performance stock units - performance based	254,832	258,635	259,383	259,383	265,625	254,832	265,625
Employee stock purchase plan	—	—	—	—	—	—	—
Loans held for investment summarized as of:

(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Commercial real estate	$649,280	$625,763	$632,775	$630,106	$701,576
Construction, land development, land	103,377	119,560	123,464	171,814	185,444
1-4 family residential properties	126,362	117,534	123,115	127,073	135,288
Farmland	70,272	17,910	77,394	82,990	91,122
Commercial	1,225,479	1,375,044	1,430,429	1,398,497	1,453,583
Factored receivables	1,596,282	1,764,590	1,699,537	1,607,028	1,398,299
Consumer	9,709	9,276	10,885	12,677	12,389
Mortgage warehouse	654,605	694,401	769,973	752,545	853,514
Total loans	$4,435,366	$4,724,078	$4,867,572	$4,782,730	$4,831,215

Our banking loan portfolio consists of traditional community bank loans as well as commercial finance product lines focused on businesses that require specialized financial solutions and national lending product lines that further diversify our lending operations.
Banking loans held for investment are further summarized below:

(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Commercial real estate	$649,280	$625,763	$632,775	$630,106	$701,576
Construction, land development, land	103,377	119,560	123,464	171,814	185,444
1-4 family residential	126,362	117,534	123,115	127,073	135,288
Farmland	70,272	17,910	77,394	82,990	91,122
Commercial - General	319,660	286,936	295,662	289,242	290,562
Commercial - Paycheck Protection Program	4,538	12,090	27,197	87,413	135,307
Commercial - Agriculture	60,150	15,887	70,127	77,263	76,346
Commercial - Equipment	431,366	612,277	621,437	588,105	604,396
Commercial - Asset-based lending	239,505	284,808	281,659	213,927	181,394
Commercial - Liquid Credit	170,260	163,046	134,347	142,547	165,578
Consumer	9,709	9,276	10,885	12,677	12,389
Mortgage Warehouse	654,605	694,401	769,973	752,545	853,514
Total banking loans held for investment	$2,839,084	$2,959,488	$3,168,035	$3,175,702	$3,432,916
Banking loans held for investment and held for sale, including loans within an asset group held for sale, are summarized below:

(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Commercial real estate	$649,280	$657,515	$632,775	$649,625	$721,098
Construction, land development, land	103,377	120,672	123,464	171,814	185,444
1-4 family residential	126,362	131,039	123,827	128,627	136,351
Farmland	70,272	74,230	77,394	82,990	91,122
Commercial - General	319,660	296,528	295,662	289,242	290,562
Commercial - Paycheck Protection Program	4,538	12,090	27,197	87,413	135,307
Commercial - Agriculture	60,150	62,540	70,127	77,263	76,346
Commercial - Equipment	431,366	612,277	621,437	588,105	604,396
Commercial - Asset-based lending	239,505	284,808	281,659	213,927	181,394
Commercial - Liquid Credit	170,266	163,056	140,965	147,911	176,129
Consumer	9,709	10,108	10,885	12,677	12,389
Mortgage Warehouse	654,605	694,401	769,973	752,545	853,514
Total banking loans held for investment	$2,839,090	$3,119,264	$3,175,365	$3,202,139	$3,464,052

The following table presents the Company’s operating segments:

(Dollars in thousands)
Three months ended June 30, 2022	Banking	Factoring	Payments	Corporate	Consolidated
Total interest income	$46,239	$55,854	$4,172	$42	$106,307
Intersegment interest allocations	2,188	(2,079)	(109)	—	—
Total interest expense	3,020	—	—	1,859	4,879
Net interest income (expense)	45,407	53,775	4,063	(1,817)	101,428
Credit loss expense (benefit)	3,120	64	(184)	(99)	2,901
Net interest income after credit loss expense	42,287	53,711	4,247	(1,718)	98,527
Noninterest income	22,312	15,521	10,309	18	48,160
Noninterest expense	48,385	22,123	17,663	436	88,607
Operating income (loss)	$16,214	$47,109	$(3,107)	$(2,136)	$58,080

(Dollars in thousands)
Three months ended March 31, 2022	Banking	Factoring	Payments	Corporate	Consolidated
Total interest income	$42,183	$56,374	$4,832	$46	$103,435
Intersegment interest allocations	1,857	(1,775)	(82)	—	—
Total interest expense	1,603	—	—	1,753	3,356
Net interest income (expense)	42,437	54,599	4,750	(1,707)	100,079
Credit loss expense (benefit)	(2,870)	1,949	354	1,068	501
Net interest income after credit loss expense	45,307	52,650	4,396	(2,775)	99,578
Noninterest income	5,995	1,871	3,242	13	11,121
Noninterest expense	41,708	21,389	14,333	1,134	78,564
Operating income (loss)	$9,594	$33,132	$(6,695)	$(3,896)	$32,135
Information pertaining to our factoring segment, which includes only factoring originated by our Triumph Business Capital subsidiary, summarized as of and for the quarters ended:

Factoring	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Factored receivable period end balance	$1,474,852,000	$1,666,530,000	$1,546,361,000	$1,479,989,000	$1,284,314,000
Yield on average receivable balance	14.21%	14.16%	14.42%	13.75%	14.99%
Current quarter charge-off rate	—%	0.04%	0.01%	0.24%	0.04%
Factored receivables - transportation concentration	94%	90%	90%	90%	91%

Interest income, including fees	$55,854,000	$56,374,000	$58,042,000	$47,222,000	$44,653,000
Non-interest income(1)	15,521,000	1,871,000	2,295,000	1,557,000	2,742,000
Factored receivable total revenue	71,375,000	58,245,000	60,337,000	48,779,000	47,395,000
Average net funds employed	1,409,312,000	1,451,984,000	1,442,551,000	1,235,610,000	1,072,405,000
Yield on average net funds employed	20.31%	16.27%	16.59%	15.66%	17.73%

Accounts receivable purchased	$4,023,569,000	$4,041,883,000	$4,032,585,000	$3,531,811,000	$3,068,262,000
Number of invoices purchased	1,725,721	1,604,012	1,669,387	1,535,321	1,401,695
Average invoice size	$2,332	$2,520	$2,416	$2,300	$2,189
Average invoice size - transportation	$2,176	$2,401	$2,291	$2,195	$2,090
Average invoice size - non-transportation	$6,469	$5,495	$5,648	$4,944	$4,701
Metrics above include assets and deposits held for sale.
(1)June 30, 2022 non-interest income includes a $13.2 million gain on sale of a portfolio of factored receivables, which contributed 3.76% to the yield on average net funds employed for the quarter.

Information pertaining to our Payments segment, which includes only our TriumphPay division, summarized as of and for the quarters ended:

Payments	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Factored receivable period end balance	$145,835,000	$178,879,000	$153,176,000	$127,039,000	$113,985,000

Interest income	$4,172,000	$4,832,000	$4,154,000	$3,295,000	$2,675,000
Noninterest income	10,309,000	3,242,000	3,209,000	3,086,000	1,083,000
Total revenue	$14,481,000	$8,074,000	$7,363,000	$6,381,000	$3,758,000

Pre-tax operating income (loss)	$(3,107,000)	$(6,695,000)	$(5,997,000)	$(5,184,000)	$(7,441,000)
Interest expense	109,000	82,000	94,000	111,000	139,000
Depreciation and software amortization expense	103,000	108,000	57,000	77,000	68,000
Intangible amortization expense	1,477,000	1,490,000	1,489,000	1,490,000	497,000
Earnings (losses) before interest, taxes, depreciation, and amortization	$(1,418,000)	$(5,015,000)	$(4,357,000)	$(3,506,000)	$(6,737,000)
Transaction costs	—	—	—	—	2,992,000
Adjusted earnings (losses) before interest, taxes, depreciation, and amortization(1)	$(1,418,000)	$(5,015,000)	$(4,357,000)	$(3,506,000)	$(3,745,000)

Number of invoices processed	4,388,711	3,978,174	4,027,680	3,760,948	3,165,119
Amount of payments processed	$6,033,898,000	$5,700,849,000	$5,242,051,000	$4,191,424,000	$3,426,808,000
(1)June 30, 2022 non-interest income includes a $10.2 million gain on an equity investment and a $3.2 million loss on impairment of warrants.
(2)Earnings (losses) before interest, taxes, depreciation, and amortization ("EBITDA") is a non-GAAP financial measure used as a supplemental measure to evaluate the performance of our Payments segment. Adjusted EBITDA excludes material gains and expenses related to merger and acquisition-related activities and is a non-GAAP financial measure used to provide meaningful supplemental information regarding the segment's operational performance and to enhance investors' overall understanding of such financial performance by removing the volatility associated with certain acquisition-related items that are unrelated to our core business.
Deposits summarized as of:

(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Non-interest bearing demand	$2,085,249	$1,859,376	$1,925,370	$2,020,984	$1,803,552
Interest bearing demand	879,072	782,859	830,019	795,234	760,874
Individual retirement accounts	80,187	70,311	83,410	86,012	87,052
Money market	538,966	526,324	520,358	472,242	395,035
Savings	543,969	448,878	504,146	483,946	474,163
Certificates of deposit	437,766	431,243	533,206	574,539	612,730
Brokered time deposits	215,715	2,752	40,125	117,064	306,975
Other brokered deposits	—	210,043	210,045	272,554	285,069
Total deposits	$4,780,924	$4,331,786	$4,646,679	$4,822,575	$4,725,450

Deposits, including deposits held for sale, summarized as of:

(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Non-interest bearing demand	$2,086,659	$1,972,760	$1,925,370	$2,020,984	$1,803,552
Interest bearing demand	879,072	873,308	830,019	795,234	760,874
Individual retirement accounts	80,187	81,703	83,410	86,012	87,052
Money market	538,966	558,876	520,358	472,242	395,035
Savings	543,969	520,744	504,146	483,946	474,163
Certificates of deposit	437,766	489,298	533,206	574,539	612,730
Brokered time deposits	215,715	2,752	40,125	117,064	306,975
Other brokered deposits	—	210,043	210,045	272,554	285,069
Total deposits	$4,782,334	$4,709,484	$4,646,679	$4,822,575	$4,725,450

Net interest margin summarized for the three months ended:

	June 30, 2022			March 31, 2022
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Interest earning cash balances	$343,210	$787	0.92%	$273,742	$128	0.19%
Taxable securities	174,489	1,237	2.84%	170,051	1,083	2.58%
Tax-exempt securities	14,378	92	2.57%	14,789	95	2.61%
FHLB and other restricted stock	12,526	34	1.09%	9,993	76	3.08%
Loans	4,753,893	104,157	8.79%	4,813,857	102,053	8.60%
Total interest earning assets	$5,298,496	$106,307	8.05%	$5,282,432	$103,435	7.94%
Non-interest earning assets:
Other assets	579,824			560,887
Total assets	$5,878,320			$5,843,319
Interest bearing liabilities:
Deposits:
Interest bearing demand	$874,503	$536	0.25%	$833,297	$443	0.22%
Individual retirement accounts	81,678	106	0.52%	82,692	104	0.51%
Money market	545,508	280	0.21%	538,553	282	0.21%
Savings	516,924	201	0.16%	509,728	191	0.15%
Certificates of deposit	461,280	550	0.48%	518,399	584	0.46%
Brokered time deposits	101,270	302	1.20%	1,668	—	—%
Other brokered deposits	89,714	731	3.27%	231,378	(43)	(0.08%)
Total interest bearing deposits	2,670,877	2,706	0.41%	2,715,715	1,561	0.23%
Federal Home Loan Bank advances	155,549	316	0.81%	63,889	41	0.26%
Subordinated notes	107,263	1,302	4.87%	107,039	1,299	4.92%
Junior subordinated debentures	40,802	556	5.47%	40,661	454	4.53%
Other borrowings	5,844	(1)	(0.07%)	5,090	1	0.08%
Total interest bearing liabilities	$2,980,335	$4,879	0.66%	$2,932,394	$3,356	0.46%
Non-interest bearing liabilities and equity:
Non-interest bearing demand deposits	1,951,725			1,938,667
Other liabilities	63,755			91,309
Total equity	882,505			880,949
Total liabilities and equity	$5,878,320			$5,843,319
Net interest income		$101,428			$100,079
Interest spread			7.39%			7.48%
Net interest margin			7.68%			7.68%
(1) Loan balance totals include respective nonaccrual assets.
(2) Net interest spread is the yield on average interest earning assets less the rate on interest bearing liabilities.
(3) Net interest margin is the ratio of net interest income to average interest earning assets.
(4) Average rates have been annualized.

Additional information pertaining to our loan portfolio, including loans held for investment and loans held for sale, summarized for the quarters ended:

(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Average Banking loans	$3,014,573	$3,032,745	$3,112,072	$3,299,152	$3,516,747
Average Factoring receivables	1,576,208	1,614,462	1,597,091	1,362,856	1,195,209
Average Payments receivables	163,112	166,650	142,008	115,401	102,094
Average total loans	$4,753,893	$4,813,857	$4,851,171	$4,777,409	$4,814,050
Banking yield	5.87%	5.46%	5.61%	5.40%	5.25%
Factoring yield	14.21%	14.16%	14.42%	13.75%	14.99%
Payments yield	10.26%	11.76%	11.61%	11.33%	10.51%
Total loan yield	8.79%	8.60%	8.68%	7.92%	7.77%

Metrics and non-GAAP financial reconciliation:

	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands, except per share amounts)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Net income available to common stockholders	$43,390	$23,528	$25,839	$23,627	$27,180	$66,918	$60,302
Transaction costs	—	—	—	—	2,992	—	2,992
Tax effect of adjustments	—	—	—	—	(715)	—	(715)
Adjusted net income available to common stockholders - diluted	$43,390	$23,528	$25,839	$23,627	$29,457	$66,918	$62,579

Weighted average shares outstanding - diluted	24,866,573	25,371,868	25,390,733	25,227,963	25,209,007	25,122,985	25,193,041
Adjusted diluted earnings per common share	$1.74	$0.93	$1.02	$0.94	$1.17	$2.66	$2.48

Average total stockholders' equity	$882,505	$880,949	$851,683	$818,022	$786,404	$881,732	$766,736
Average preferred stock liquidation preference	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)
Average total common stockholders' equity	837,505	835,949	806,683	773,022	741,404	836,732	721,736
Average goodwill and other intangibles	(269,319)	(275,378)	(278,528)	(284,970)	(220,310)	(272,332)	(204,732)
Average tangible common stockholders' equity	$568,186	$560,571	$528,155	$488,052	$521,094	$564,400	$517,004

Net income available to common stockholders	$43,390	$23,528	$25,839	$23,627	$27,180	$66,918	$60,302
Average tangible common equity	568,186	560,571	528,155	488,052	521,094	564,400	517,004
Return on average tangible common equity	30.63%	17.02%	19.41%	19.21%	20.92%	23.91%	23.52%

Net interest income	$101,428	$100,079	$104,057	$91,771	$90,282	$201,507	$173,302
Non-interest income	48,160	11,121	14,259	12,055	13,896	59,281	28,187
Operating revenue	$149,588	$111,200	$118,316	$103,826	$104,178	260,788	201,489
Non-interest expenses	$88,607	$78,564	$83,004	$72,813	$70,798	$167,171	$131,690
Transaction costs	—	—	—	—	(2,992)	—	(2,992)
Adjusted non-interest expenses	$88,607	$78,564	$83,004	$72,813	$67,806	$167,171	$128,698
Adjusted efficiency ratio	59.23%	70.65%	70.16%	70.13%	65.09%	64.10%	63.87%

Adjusted net non-interest expense to average assets ratio:
Non-interest expenses	$88,607	$78,564	$83,004	$72,813	$70,798	$167,171	$131,690
Transaction costs	—	—	—	—	(2,992)	—	(2,992)
Adjusted non-interest expenses	$88,607	$78,564	$83,004	$72,813	$67,806	$167,171	$128,698
Total non-interest income	$48,160	$11,121	$14,259	$12,055	$13,896	$59,281	$28,187
Adjusted net non-interest expenses	$40,447	$67,443	$68,745	$60,758	$53,910	$107,890	$100,511
Average total assets	$5,878,320	$5,843,319	$5,979,762	$6,020,631	$6,093,805	$5,860,916	$6,053,826
Adjusted net non-interest expense to average assets ratio	2.76%	4.68%	4.56%	4.00%	3.55%	3.71%	3.35%

Total stockholders' equity	$874,281	$886,665	$858,864	$820,674	$792,388	$874,281	$792,388
Preferred stock liquidation preference	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)
Total common stockholders' equity	829,281	841,665	813,864	775,674	747,388	829,281	747,388
Goodwill and other intangibles	(270,666)	(269,119)	(276,856)	(280,055)	(286,567)	(270,666)	(286,567)
Tangible common stockholders' equity	$558,615	$572,546	$537,008	$495,619	$460,821	$558,615	$460,821
Common shares outstanding	24,457,777	25,161,690	25,158,879	25,123,342	25,109,703	24,457,777	25,109,703
Tangible book value per share	$22.84	$22.75	$21.34	$19.73	$18.35	$22.84	$18.35

Total assets at end of period	$5,955,507	$6,076,434	$5,956,250	$6,024,535	$6,015,877	$5,955,507	$6,015,877
Goodwill and other intangibles	(270,666)	(269,119)	(276,856)	(280,055)	(286,567)	(270,666)	(286,567)
Tangible assets at period end	$5,684,841	$5,807,315	$5,679,394	$5,744,480	$5,729,310	$5,684,841	$5,729,310
Tangible common stockholders' equity ratio	9.83%	9.86%	9.46%	8.63%	8.04%	9.83%	8.04%
1)Triumph uses certain non-GAAP financial measures to provide meaningful supplemental information regarding Triumph's operational performance and to enhance investors' overall understanding of such financial performance. The non-GAAP measures used by Triumph include the following:

•“Adjusted diluted earnings per common share” is defined as adjusted net income available to common stockholders divided by adjusted weighted average diluted common shares outstanding. Excluded from net income available to common stockholders are material gains and expenses related to merger and acquisition-related activities, including divestitures, net of tax. In our judgment, the adjustments made to net income available to common stockholders allow management and investors to better assess our performance in relation to our core net income by removing the volatility associated with certain acquisition-related items and other discrete items that are unrelated to our core business. Weighted average diluted common shares outstanding are adjusted as a result of changes in their dilutive properties given the gain and expense adjustments described herein.
•"Tangible common stockholders' equity" is defined as common stockholders' equity less goodwill and other intangible assets.
•"Total tangible assets" is defined as total assets less goodwill and other intangible assets.
•"Tangible book value per share" is defined as tangible common stockholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets.
•"Tangible common stockholders' equity ratio" is defined as the ratio of tangible common stockholders' equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets.
•"Return on Average Tangible Common Equity" is defined as net income available to common stockholders divided by average tangible common stockholders' equity.
•"Adjusted efficiency ratio" is defined as non-interest expenses divided by our operating revenue, which is equal to net interest income plus non-interest income. Also excluded are material gains and expenses related to merger and acquisition-related activities, including divestitures. In our judgment, the adjustments made to operating revenue and non-interest expense allow management and investors to better assess our performance in relation to our core operating revenue by removing the volatility associated with certain acquisition-related items and other discrete items that are unrelated to our core business.
•"Adjusted net non-interest expense to average total assets" is defined as non-interest expenses net of non-interest income divided by total average assets. Excluded are material gains and expenses related to merger and acquisition-related activities, including divestitures. This metric is used by our management to better assess our operating efficiency.
2)Performance ratios include discount accretion on purchased loans for the periods presented as follows:

	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	June 30, 2022	June 30, 2021
Loan discount accretion	$3,556	$1,536	$1,674	$1,953	$2,161	$5,092	$5,662
3)Asset quality ratios exclude loans held for sale, except for non-performing assets to total assets.
4)Current quarter ratios are preliminary.
Source: Triumph Bancorp, Inc.
###
Investor Relations:
Luke Wyse
Senior Vice President, Finance & Investor Relations
lwyse@tbkbank.com
214-365-6936

Media Contact:
Amanda Tavackoli
Senior Vice President, Director of Corporate Communication
atavackoli@tbkbank.com
214-365-6930